Exhibit 2.01

Lithium Americas Corp. 3260 – 666 Burrard Street Vancouver, BC V6C 2X8, Canada	+1 778-656-5820 info@lithiumamericas.com

Introduction

Lithium Americas Corp. and its subsidiaries (the “Company”) has prepared the following consolidated report (“the Report”) of payments made to government entities for the year ended December 31, 2025 as required by the Extractive Sector Transparency Measures Act S.C. 2014, c.39, s.376 (“ESTMA” or “the Act”).

Basis of preparation

The Report is presented in US Dollars (US$) and has been prepared in accordance with the requirements of the Act and the Natural Resources Canada (“NRCan”) Technical Reporting Specifications.

The following is a summary of definitions and judgments that the Company has made for the purpose of preparing the Report.

Cash and in-kind payments

Payments are reported on a cash basis and have been reported in the period in which the payment was made. In-kind payments, if any, are converted to an equivalent cash value based on cost or, if cost is not determinable, the in-kind payment is reported at the fair market value. The valuation method for each payment has been disclosed in the notes section of the Report. Payments to the “same payee” that meet or exceed CA$100,000 (US$71,541) in one category of payment are disclosed.

Payee

For the purposes of the Act, a payee is:

a.
Any government in Canada or in a foreign state;
b.
A body that is established by two or more governments; or
c.
Any trust, board, commission, corporation or body or other authority that is established to exercise or perform, or that exercises or performs, a power, duty or function of a government for a government referred to in paragraph (a) above or a body referred to in paragraph (b) above.

Payees include governments at any level, including national, regional, state, provincial, local, or municipal levels. Payees also include any government-owned or government-controlled entities that exercise or perform a power, duty or function of government.

Indigenous groups and organizations within Canada and in other jurisdictions may be regarded as governments for purposes of qualifying as a payee under the Act. For the year ended December 31, 2025, there were no reportable payments to an Indigenous payee.

WWW.LITHIUMAMERICAS.COM

Lithium Americas Corp. 3260 – 666 Burrard Street Vancouver, BC V6C 2X8, Canada	+1 778-656-5820 info@lithiumamericas.com

Reportable Payments

A reportable payment for ESTMA purposes is one that:

a.
Is made to the same payee;
b.
Is made in relation to the commercial development of oil, gas or minerals; and
c.
Totals, as a single or multiple payments, CA$100,000 or more in the year in one of the following prescribed seven payment categories:

Taxes

This category includes taxes paid by the Company on its income, profits or production in relation to the commercial development of mineral resources. Taxes that are required to be reported include corporate income taxes, resources taxes, property taxes, and other levied taxes, excluding consumption, personal income taxes and taxes withheld by the Company on behalf of others.

For the year ended December 31, 2025, there were no reportable taxes payments to a payee.

Royalties

Royalties are payments for the rights to extract mineral resources, typically at a set percentage of revenue. Both cash royalties and royalties paid in-kind are reported in this category.

For the year ended December 31, 2025, there were no reportable royalty payments to a payee.

Fees

Fees are amounts levied on the initial or ongoing right to use a geographical area for commercial development of oil, gas and minerals. Fees include license fees, permit fees, entry fees, regulatory charges and other payments for licenses and/or concessions. Amounts paid for goods and services in the ordinary course of commercial transactions are excluded.

For the year ended December 31, 2025, there were reportable fee payments to a payee.

Production entitlements

A payee’s share of oil, gas or mineral production under a production sharing agreement or similar contractual or legislated arrangement is reported under this category.

For the year ended December 31, 2025, there were no reportable production entitlement payments to a payee.

Bonuses

Signing, discovery, production and any other type of bonuses paid to a payee in relation to the commercial development of mineral resources are reported under this category.

For the year ended December 31, 2025, there were no reportable bonuses payments to a payee.

WWW.LITHIUMAMERICAS.COM

Lithium Americas Corp. 3260 – 666 Burrard Street Vancouver, BC V6C 2X8, Canada	+1 778-656-5820 info@lithiumamericas.com

Dividends

Dividends are dividend payments, other than dividends paid to a payee as an ordinary shareholder of the Company on shares that were acquired by the payee on the same terms as were available at the time of acquisition to other shareholders, that are not in lieu of any other reportable payment.

For the year ended December 31, 2025, there were no reportable dividends payments to a payee.

Infrastructure improvement payments

This payment category consists of payments for the construction of infrastructure that do not relate primarily to the operational purposes of the Company.

For the year ended December 31, 2025, there were no reportable infrastructure improvements payments to a payee.

Significant Estimates and Judgements

The preparation of the Report in accordance with the Act requires the use of the following judgements, estimates and assumptions:

Payments by Project Level

Payments have been reported at the project level as required by the Act. A “project” means the operational activities are governed by a single contract, license, lease, concession or similar legal agreement that forms the basis for a payment liability with a payee. If multiple such agreements are substantially interconnected, they would be considered a single project.

“Substantially interconnected” means forming a set of operationally and geographically integrated contracts, licenses, leases or concessions or related agreements with substantially similar terms that are signed with a government and give rise to payment liabilities.

The Company has determined that the operational activities governed by surface or mineral lease contracts related to key operational areas are substantially interconnected and has reported payments related to each such area as a single project. The Company has considered geographical location, common mining license and common infrastructure as the key indicators for making this determination.

Commercial Development

The Act defines ‘commercial development of oil, gas or minerals’ as:

a) The exploration or extraction of oil, gas or minerals;

b) The acquisition or holding of a permit, license, lease or any other authorization to carry out any of the activities referred to in paragraph (a); or

c) Any other prescribed activities in relation to oil, gas or minerals.

Payments made by the Company to payees relating to the commercial development of oil, gas or minerals (“commercial development”) are disclosed in this Report. The Report excludes payments that are not related to the Company’s commercial development activities.

WWW.LITHIUMAMERICAS.COM

UNCLASSIFIED - NON CLASSIFIÉ

Extractive Sector Transparency Measures Act - Annual Report

Reporting Entity Name				Lithium Americas Corp.

Reporting Year		From	1/1/2025	To:	12/31/2025	Date submitted	5/28/2026

Reporting Entity ESTMA Identification Number	E159874			Original Submission
Amended Report

Other Subsidiaries Included (optional field)				Lithium Nevada LLC

Not Consolidated

Not Substituted

Attestation by Reporting Entity

In accordance with the requirements of the ESTMA, and in particular section 9 thereof, I attest I have reviewed the information contained in the ESTMA report for the entity(ies) listed above. Based on my knowledge, and having exercised reasonable diligence, the information in the ESTMA report is true, accurate and complete in all material respects for the purposes of the Act, for the reporting year listed above.

Full Name of Director or Officer of Reporting Entity			Rob Russell-Smith			Date	5/28/2026

Position Title			Senior Vice President, Finance

UNCLASSIFIED - NON CLASSIFIÉ

Extractive Sector Transparency Measures Act - Annual Report
Reporting Year	From:	1/1/2025	To:	12/31/2025
Reporting Entity Name			Lithium Americas Corp.			Currency of the Report	USD
Reporting Entity ESTMA Identification Number			E159874
Subsidiary Reporting Entities (if necessary)
Payments by Payee
Country	Payee Name[1]	Departments, Agency, etc… within Payee that Received Payments[2]	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Infrastructure Improvement Payments	Total Amount paid to Payee	Notes[34]
United States of America	Federal Government of the United States of America	United States Department of the Interior Bureau of Land Management			700,000					700,000	Annual mining claim fees
United States of America	State of Nevada				120,000					120,000	Annual Permits Fees for Bureau of Air Pollution Control, Mining Regulation, Water Pollution Control and Division of Water Resources

Additional Notes:

UNCLASSIFIED - NON CLASSIFIÉ

Extractive Sector Transparency Measures Act - Annual Report
Reporting Year	From:	1/1/2025	To:	12/31/2025
Reporting Entity Name			Lithium Americas Corp. E159874			Currency of the Report	USD
Reporting Entity ESTMA Identification Number
Subsidiary Reporting Entities (if necessary)
Payments by Project
Country	Project Name[1]	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Infrastructure Improvement Payments	Total Amount paid by Project	Notes[23]
United States of America	Thaker Pass Project			820,000					820,000	Annual claim fees, permit fees.

Additional Notes[3]: